Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333–122361 on Form S-3 of our report dated March 16, 2005 (August 8, 2005 as to the effects of the reclassifications described in Note 21) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations), relating to the financial statements of Quicksilver Resources Inc. and subsidiaries and our report dated March 16, 2005 on management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

November 1, 2005